ITEM 77 C

PROXY RESULTS - LKCM INTERNATIONAL FUND

"Following are results from the shareholder vote taken August 29, 2000 to approve" a new fundamental investment policy and amended Advisory Agreement.

1. Approve a new fundamental investment policy so that the Fund may invest all of its assets in an open-end management investment company having substantially identical investment objectives and substantially similar investment policies to the Fund.

               NUMBER OF     % OF OUTSTANDING          % OF SHARES
                SHARES          SHARES VOTED
Affirmative     4,616,053.308          68.688%         100.000%
Against                 0.000           0.000%           0.000%
Abstain                 0.000           0.000%           0.000%
TOTAL           4,616,053.308          68.688%         100.000%

2. Approve the amended investment Advisory Agreement between Luther King "Capital Management Corporation (""LKCM"") and the Trust with respect to the Fund.

Affirmative     4,616,053.308          68.688%         100.000%
Against                 0.000           0.000%          0.000%
Abstain                 0.000           0.000%          0.000%
TOTAL           4,616,053.308          68.688%         100.000%